Exhibit 10.10

Execution Version

EMPLOYMENT AGREEMENT

The parties to this Employment Agreement (the "Agreement") are Marc Eisenberg (the "Executive") and ORBCOMM Inc. (the "Company"), a company organized under the laws of Delaware.  Effective as of March 1, 2019 (the "Effective Date"), this Agreement amends, restates and supersedes in its entirety the Employment Agreement between the Executive and the Company that was effective as of December 31, 2010 (the "2010 Agreement"), except as otherwise provided in Section 7(b) below.

The Company desires to provide for the Executive's continued employment by the Company, and the Executive desires to accept such continued employment under the terms and conditions contained herein, and the parties hereto have agreed as follows:

1.Employment.  The Company shall employ the Executive, and the Executive shall serve the Company, as Chief Executive Officer, with duties and responsibilities compatible with that position, as such compatible duties and responsibilities are adjusted from time to time in the discretion of the Company's Board of Directors (the "Board").  The Executive agrees to devote his full time, attention, skill, and energy to fulfilling his duties and responsibilities hereunder.  The Executive's services shall be performed principally at the Company's headquarters or such other principal location in the eastern United States as the Company shall determine.

2.Term of Employment.  The term of this Agreement shall commence as of the Effective Date and shall continue through December 31, 2019 (the "Initial Term").  Upon the expiration of the Initial Term or any extension thereof, the Initial Term or the extended term, as applicable, shall be automatically extended by twelve (12) additional calendar months through the next December 31st, unless either party hereto notifies the other party in writing at least ninety (90) days in advance of such expiration that he or it does not want such extension to occur (a "Notice of Non-Extension"), in which case the Initial Term or the extended term, as applicable, will not be further extended and the Executive's employment will terminate upon such expiration.  Notwithstanding the foregoing, the Executive's employment with the Company may be terminated prior to the expiration of the Initial Term or any extended term pursuant to the provisions of Section 4 or 5 below.  Hereinafter, the period of the Executive's employment with the Company is referred to as the "Term."

3.Compensation.  As full compensation for the services provided under this Agreement, the Executive shall be entitled to receive the following compensation during the Term:

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(a)Base Salary.  The Executive shall be entitled to receive an annual base salary (the "Base Salary") of $525,000.  Any Base Salary increase will be subject to the sole discretion of the Board.  Base Salary payments hereunder shall be made in arrears in substantially equal installments (not less frequently than monthly) in accordance with the Company's customary payroll practices for its other executives, as those practices may exist from time to time.

(b)Bonus.  For each calendar year during the Term, the Executive shall also be eligible to receive a bonus (the "Bonus") with a target opportunity equal to 100% of Base Salary (the "Target Bonus"), and subject to a maximum bonus payment in an amount, determined based on the achievement of performance targets (both financial and qualitative) established each year by the Board.  Further, if the Company establishes a bonus plan or program in which the Company's executives are generally permitted to participate, then the Executive shall be entitled to participate in such plan or program.  The terms and conditions of the Executive's participation in, and/or any award under, any such plan or program shall be in accordance with the controlling plan or program documents.

Any Bonus hereunder will be paid during the year following the fiscal year for which the Bonus is being paid, provided that the Bonus will be paid in any case no later than the earlier of (i) 30 days after the completion of the Company's audited financial statements for that fiscal year and (ii) June 30th of the year following that fiscal year.

In order to receive any Bonus payment for a fiscal year, the Executive must be actively employed by the Company on the last day of the fiscal year for which the Bonus is being paid and not have had his employment terminated with "cause" pursuant to Section 4(d) below prior to the payment of such Bonus.

(c)Employee Benefits.  Subject to the Executive satisfying and continuing to satisfy any plan or program eligibility requirements and other terms and conditions of the plan or program, the Executive shall be entitled to receive Company-paid medical and disability insurance, Company-paid term life insurance (which shall provide for a death benefit payable to the Executive's beneficiary), Company-paid holiday and vacation time, and other Company-paid employee benefits (collectively, "Employee Benefits"), at least equivalent to those benefits provided to other senior executives of the Company, and the benefit payable under such term life insurance in any year will not be less than three (3) times the Executive's then-current Base Salary, subject to applicable policy limitations and maximums.  In addition, the Executive shall be entitled to participate in any profit sharing plan and/or pension plan generally provided for the executives of the Company or any of its subsidiaries, provided that the Executive satisfies any eligibility requirements for participation in any such plan.  Notwithstanding the foregoing, the Company reserves the right to amend, modify, or terminate, in its sole discretion and consistent with applicable law, any Employee Benefit and any Employee Benefit plan, program or arrangement provided to employees in general.

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(d)Equity Plan Participation.  The Executive shall be entitled to participate in any equity incentive plan established by the Company in which the Company's senior executives generally are permitted to participate.  The terms and conditions of the Executive's participation in, and/or any award under, any such plan shall be in accordance with the applicable controlling plan document and/or award agreement.  The number and/or price of any equity-based award granted to the Executive shall be determined by the Board.

(e)Expenses.  The Company shall reimburse the Executive for all reasonable expenses incurred by him in connection with the performance of his duties under this Agreement, upon his presentation of appropriate vouchers and/or documentation covering such expenses.  Without limiting the generality of the foregoing, the Company shall reimburse the Executive for all transportation, lodging, food, and other expenses incurred by him in connection with traveling on Company business in accordance with the Company’s policies as in effect from time to time.

(f)Automobile.  The Company shall reimburse the Executive for up to $1,200 per month for automobile expenses, including lease, insurance, and maintenance costs.

(g)Withholdings.  All payments made under this Section 3, or any other provision of this Agreement, shall be subject to any and all federal, state, and local taxes and other withholdings to the extent required by applicable law.

4.Termination of Employment.

(a)Disability.  If the Executive shall fail or be unable to perform his essential duties under this Agreement for any reason, including a physical or mental disability, with or without reasonable accommodation, for one hundred eighty (180) calendar days during any twelve (12) month period or for one hundred (120) consecutive calendar days, then the Company may, by notice to the Executive, terminate his employment under this Agreement as of the date of the notice.  Any such termination shall be made only in accordance with applicable law.  Nothing set forth in this Section 4(a) shall be construed as a waiver by the Executive for seeking an extended leave of absence in excess of said timeframe mentioned above, as a reasonable accommodation under applicable state and/or federal anti-discrimination laws (or the Company's obligation to provide such).  Further, nothing contained in this Section 4(a) shall be construed as an admission that any such leave in excess of the said timeframe mentioned above is not reasonable as an accommodation.  This Section 4(a) shall not be construed as a waiver of the Executive's right to pursue legal action for any discharge that he deems improper based on a legally protected characteristic (i.e., disability and/or handicap).

(b)Death.  The Executive's employment under this Agreement shall terminate automatically upon his death.  However, any and all rights that may exist under this Agreement and/or through any other pertinent plan documents, with respect to vested benefits and/or accrued monetary amounts owed, shall be transitioned, in accordance with the law, to the Executive's beneficiaries.

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(c)Material Change in the Executive's Status.  Subject to the notice and cure period set forth in this Section 4(c), the Executive may elect to terminate his employment following (i) a material adverse change in the Executive's status, title, position, or scope of authority or responsibilities (including reporting responsibilities), (ii) the assignment to the Executive of any duties or responsibilities which are materially inconsistent with his status, title, position, authorities, or responsibilities, (iii) any removal of the Executive from, or failure to reappoint or reelect him to, such position; except in connection with the termination of his employment for "cause" (as defined below), (iv) the Company's relocation of the Executive's principal place of employment to a location that is outside of a 50-mile radius from the Executive's then-current principal place of employment, (v) the failure of a successor of the Company (whether by acquisition, merger, sale of assets or otherwise) to assume and agree to perform this Agreement, or (vi) the occurrence of a "Change of Control" (as defined below in Section 5), in connection with which the successor or transferee entity does not continue the Executive's employment on substantially equivalent terms.  Upon the occurrence of any such material adverse change, but no later than sixty (60) days following the occurrence of any such material adverse change, the Executive shall provide written notice to the Company, reasonably detailing the material adverse change, and the Company shall have thirty (30) days from receipt of such written notice to cure any such material adverse change.  If the Company fails to cure such material adverse change within the thirty (30) day cure period, then the Executive may elect to terminate his employment under this Agreement within seven (7) days following the expiration of such cure period.

(d)Termination by the Company.  The Company shall have the right, exercisable at any time in its sole discretion, to terminate the employment of the Executive for any reason whatsoever with or without "cause" (as defined below).  However, the Executive's employment shall not be deemed to have been terminated with "cause" unless and until he shall have received written notice from the Board at or prior to the termination of employment advising him of the specific acts or omissions alleged to constitute "cause" and, in the case of those acts or omissions that are reasonably capable of being corrected, those acts or omissions continue uncorrected after he shall have had a reasonable opportunity (not to exceed fifteen (15) calendar days) to correct them.

As used in this Agreement, termination with "cause" shall mean only the Executive's involuntary termination for reason of: (i) the Executive's breach of a fiduciary duty of loyalty owed to the Company or any of its subsidiaries; (ii) the Executive's conviction of a crime or plea of guilty or no contest to a crime; (iii) the Executive's gross negligence related to the performance of his services under this Agreement; (iv) the Executive's willful misconduct; (v) the Executive's material breach of this Agreement; or (vi) conduct by the Executive beyond the scope of his authority as an officer and employee of the Company, which conduct gives rise to a hearing before any governmental department or agency seeking termination or revocation of any governmental license; but "cause" shall not include matters relating solely to the competence of the Executive in the performance of his duties as an officer and employee.  Notwithstanding the foregoing, the Company's failure to achieve any performance level or objective shall not, by itself, constitute "cause" under this Agreement, even if the achievement of such performance level or objective is contained in a directive of the Board.

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(e)Termination by the Executive.  The Executive shall have the right to terminate his employment with the Company, provided that he provides the Company with at least two (2) months of advance written notice of such decision.  Upon the receipt of such notice from the Executive, the Company may withdraw any and all duties from the Executive and exclude him from the Company's premises during the notice period, during which time the Executive shall continue to be paid his Base Salary and continue to be eligible for employee benefits for the remainder of the two-month notice period.  The Executive's employment will be terminated formally upon the expiration of such two-month notice period.

(f)Severance.  If the Company terminates the Executive's employment without "cause" pursuant to Section 4(d) above (other than following a Change of Control, which is subject to Section 5), the Executive's employment terminates as a result of a Notice of Non-Extension provided to the Executive by the Company pursuant to Section 2 above, or the Executive terminates his employment under Section 4(c) above due to a material change in status (other than following a Change of Control, which is subject to Section 5), then, subject to the Executive's execution of the Release attached hereto as Exhibit A (or in a substantially similar form as the Company deems necessary in order to comply with then applicable law) (the "Release") and the Release becoming effective in accordance with its terms not later than the sixtieth (60th) day following the Executive's termination of employment, the Executive shall be entitled to receive (i) as severance payments, the sum of (A) one (1) year of his then Base Salary and (B) the amount equal to the Executive's Target Bonus for the calendar year in which the Executive's termination of employment occurs, payable over a twelve (12) month period in accordance with the Company's payroll schedule in effect from time to time (the "Severance Payments"), and (ii) to the extent he is then a participant in the Company's health insurance plan and eligible for benefits under plan terms, and only if the benefit under this clause (ii) does not cause the Company to fail to satisfy the requirements of, or be in violation of, Section 2716 of the Public Health Service Act or Section 9815 of the Internal Revenue Code of 1986, as amended (the "Code"), to continued health insurance coverage for one (1) year immediately following such termination at then existing employee contribution rates, which the Executive shall pay (such continued coverage to run concurrently with any continued coverage obligation under the federal law known as COBRA or any state equivalent) (the "COBRA Payments") (such Severance Payments and COBRA Payments being the Executive's sole entitlement upon any such termination).  Notwithstanding the foregoing, if the Company's payments under Section 4(f)(ii) (and under Section 5(ii) below) would violate the nondiscrimination rules applicable to non-grandfathered, insured group plans under the Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform Section 4(f)(ii) (and Section 5(ii) below) in a manner as is necessary to comply with the ACA.

Subject to the last paragraph of this Section 4(f), the Severance Payments and the COBRA Payments, or the Enhanced COBRA Payments (as defined in Section 5 below) will commence on the sixtieth (60th) day following the Executive's termination of employment with the first payment inclusive of any payments that would have been otherwise payable during such

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initial sixty (60)-day period.  Subject only to the Executive's delivery of an executed Release and such Release becoming effective within the provided sixty (60)-day period, the Company's obligation under this Section 4(f) shall be absolute and unconditional, and the Executive shall be entitled to such severance benefits regardless of the amount of compensation and benefits the Executive may earn or be entitled to with respect to any other employment he may obtain during the period for which severance payments are payable.  If the Executive's employment with the Company is terminated pursuant to Sections 4(a) or 4(b) above, if the Company terminates the Executive's employment with "cause" pursuant to Section 4(d) above, if the Executive terminates his employment pursuant to Section 4(e) above, or if the Executive's employment terminates as a result of a Notice of Non-Extension provided to the Company by the Executive, then the Executive shall not be entitled to any further payments under this Agreement, including Base Salary, Bonus, Employee Benefits, Severance Payments, COBRA Payments, Enhanced Severance Payment (as defined in Section 5 below), or Enhanced COBRA Payments (as defined in Section 5 below) except as otherwise required by applicable law, including the payment of any amounts owed to the Executive and any obligation that the Company may have to offer the Executive continued benefit plan participation.

To the extent that any amount payable under this Agreement constitutes an amount payable under a "nonqualified deferred compensation plan" (as defined in Section 409A of the Code (hereinafter, "Code Section 409A")) that is not exempt from Code Section 409A, and such amount is payable as a result of a "separation from service" (as defined in Code Section 409A), including any amount payable under this Section 4 or Section 5 below, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made to the Executive until the day after the date that is six months following his separation from service (the "Specified Employee Payment Date"), but only if, as of his separation from service, he is a "specified employee" under Code Section 409A and any relevant procedures that the Company may establish.  For the avoidance of doubt, on the Specified Employee Payment Date, the Executive will be paid in a single lump sum all payments that otherwise would have been made to him under this Agreement during the six-month period but were not made because of this paragraph.  This paragraph will not be applicable after the Executive's death.

5.Change of Control.  If a Change of Control occurs and the Executive's employment with the Company is terminated by the Company without "cause" pursuant to Section 4(d) above or the Executive terminates his employment with the Company under Section 4(c) above due to a material change in status, in each case, within the eighteen (18) month period immediately following such Change of Control, then, subject to the Release requirement of Section 4(f) above and the Release becoming effective in accordance with its terms not later than the sixtieth (60th) day following the Executive's termination of employment, the Executive shall be entitled to receive the following severance benefits as a result of this Section 5: (i) as severance payments, an amount equal to two (2) times the sum of the Executive's then Base Salary and Target Bonus for the calendar year in which the Executive's termination of employment occurs (the "Enhanced Severance Payment") in lieu of the Severance Payments set forth in Section 4(f) above and (ii) the continued health insurance coverage at then existing

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employee contribution rates described in Section 4(f)(ii) for a period of eighteen (18) months in lieu of the one (1) year period set forth under Section 4(f)(ii) above (the "Enhanced COBRA Payments"). The Enhanced Severance Payment shall be payable in a lump sum on the sixtieth (60th) day following the Executive's termination of employment. The Enhanced COBRA Payments will commence on the date and in the manner set forth under Section 4(f) above.  This Agreement shall be binding on any and all successors and/or assigns of the Company, and the Company may assign its rights and obligations under this Agreement in connection with a Change of Control to the successor or transferee entity without the Executive's consent.

"Change of Control" has the meaning set forth under the ORBCOMM Inc. 2016 Long Term Incentives Plan.

6.Obligations of the Executive.

(a)Protectable Interests of the Company.  The Executive acknowledges that he has played and will continue to play an important role in establishing the goodwill of the Company and its related entities, including relationships with clients, employees, suppliers and shareholders.  The Executive further acknowledges that over the course of his employment with the Company, he has and will continue to (i) develop special relationships with clients, employees, suppliers, and/or shareholders and/or (ii) be privy to Confidential Information (as defined below).  As such, the Executive agrees to the restrictions below in order to protect such interests on behalf of the Company, which restrictions the parties hereto agree to be reasonable and necessary to protect such interests.

(b)Non-Competition.  During the Executive's employment and for the two (2) year period immediately thereafter, the Executive shall not, anywhere in the world, whether directly or indirectly, for himself or for any third party, (i) engage in any business activity, (ii) provide professional services to another person or entity (whether as an employee, consultant, or otherwise), or (iii) become a partner, member, principal, or stockholder having a 10% or greater interest in any entity, but in each such case, only to the extent that such activity, person or entity is in competition with the Business.  For purposes of this Section 6(b) and Section 6(c) below, "Business" shall mean the business of offering wireless data communication services, including for the purpose of tracking and/or monitoring fixed or mobile assets, the business of designing, manufacturing or distributing modems that operate on such services, or any other business in which the Company is materially engaged during the six (6) month period immediately preceding the Executive's termination of employment.  The Executive acknowledges and understands that, due to the global nature of the Company's business and the technological advancements in electronic communications around the world, any geographic restriction of the Executive's obligation under this Section 6(b) would be inappropriate and counter to the protections sought by the Company hereunder.

(c)Non-Solicitation.  During the Executive's employment and for the two (2) year period immediately thereafter, the Executive shall not, anywhere in the world, whether directly or indirectly, for himself or for any third party:  (i) solicit any business or contract, or

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enter into any business or contract, directly or indirectly, with any supplier, licensee, customer, or partner of the Company that (A) was a supplier, licensee, customer, or partner of the Company at, or within six (6) months prior to, the termination of the Executive's employment, or (B) was a prospective supplier, licensee, customer, or partner of the Business at the time of the Executive's termination of employment, and in either case, for purposes of engaging in an activity that is in competition with the Business; or (ii) solicit or recruit, directly or indirectly, any of the Company's or its subsidiaries' employees, or any individuals who were employed by the Company or its subsidiaries within three (3) months prior to the termination of the Executive's employment, for employment or engagement (whether as an employee, consultant, or otherwise) with a person or entity involved in marketing or selling products or services competitive with the Business.  The Executive acknowledges and understands that, due to the global nature of the Company's business and the technological advancements in electronic communications around the world, any geographic restriction of the Executive's obligation under this Section 6(c) would be inappropriate and counter to the protections sought by the Company hereunder.

Notwithstanding prior paragraphs (b) and (c), the following shall not be deemed to be a violation of the Executive's non-competition and non-solicitation covenants:  (i)  the Executive becoming employed by an entity whose principal business is the retail sale of electronic equipment; (ii) the Executive becoming employed by an entity that is a corporate affiliate of the Company; and (iii) the Executive holding a minority position (less than 10% interest) in any private investment or making any investment in public securities.

(d)Confidential Information.  The Executive acknowledges that during the course of his employment with the Company, he has had and will continue to have access to information about the Company, and its clients and suppliers, that is confidential and/or proprietary in nature, and that belongs to the Company.  As such, at all times, both during his employment and thereafter, the Executive will hold in the strictest confidence, and not use or attempt to use except for the benefit of the Company, and not disclose to any other person or entity (without the prior written authorization of the Company) any Confidential Information (as defined below).  Notwithstanding anything contained in this Section 6(d) to the contrary, (i) the Executive will be permitted to disclose any Confidential Information to the extent required by validly issued legal process or court order, provided that the Executive notifies the Company immediately of any such legal process or court order in an effort to allow the Company to challenge such legal process or court order, if the Company so elects, prior to the Executive's disclosure of any Confidential Information and (ii) the Executive (or the Executive's attorney) will be permitted to respond to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission ("SEC"), the Financial Industry Regulatory Authority ("FINRA"), any other self-regulatory organization or governmental entity, and to make other disclosures that are protected under the whistleblower provisions of federal law or regulation, in each case of this clause (ii), without the prior authorization of the Company to make any such reports or disclosures and without any requirement to notify the Company that the Executive has made such reports or disclosures; provided that the Executive shall not receive any recovery of funds under such whistleblower provisions.

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For purposes of this Agreement, "Confidential Information" means any confidential or proprietary information which belongs to the Company, or any of its clients or suppliers, including without limitation, technical data, market data, trade secrets, trademarks, service marks, copyrights, other intellectual property, know-how, research, business plans, product information, projects, services, client lists and information, client preferences, client transactions, supplier lists and information, supplier rates, software, hardware, technology, inventions, developments, processes, formulas, designs, drawings, marketing methods and strategies, pricing strategies, sales methods, financial information, revenue figures, account information, credit information, financing arrangements, and other information disclosed to the Executive by the Company or otherwise obtained by the Executive during the course of his employment, directly or indirectly, and whether in writing, orally, or by electronic records, drawings, pictures, or inspection of tangible property.  "Confidential Information" does not include any of the foregoing information which has entered the public domain other than by a breach of this Agreement or the breach of any other obligation to maintain confidentiality of which the Executive is aware.

(e)Return of Company Property.  Upon the termination of the Executive's employment with the Company (whether upon the expiration of the Term or otherwise), or at any time during such employment upon request by the Company, the Executive will promptly deliver to the Company and not keep in his possession, recreate, or deliver to any other person or entity, any and all property which belongs to the Company, or which belongs to any other third party and is in the Executive's possession as a result of his employment with the Company, including without limitation, computer hardware and software, mobile devices, other electronic equipment, records, data, client lists and information, supplier lists and information, notes, reports, correspondence, financial information, account information, product information, files, and other documents and information, including any and all copies of the foregoing.

(f)Ownership of Property.  The Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company's or any of its affiliates' actual or anticipated business, research, and development, or existing or future products or services, and that are conceived, developed, contributed to, made, or reduced to practice by the Executive (either solely or jointly with others) while engaged by the Company or any of its affiliates (including any of the foregoing that constitutes any Confidential Information) ("Work Product") belong to the Company or such affiliate, and the Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or such affiliate.

(g)Judicial Modification.  The Executive acknowledges that it is the intent of the parties hereto that the restrictions contained or referenced in this Section 6 be enforced to the fullest extent permissible under the laws of the State of Florida.  If any of the restrictions contained or referenced in this Section 6 is for any reason held by a court to be excessively broad as to duration, activity, geographical scope, or subject, then, for purposes of that jurisdiction,

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such restriction shall be construed, "blue penciled" or judicially modified so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with the laws of the State of Florida (or other applicable law in the event that Florida law is not being applied).

(h)Equitable Relief.  The Executive acknowledges that the remedy at law for his breach of this Section 6 will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms.  Accordingly, upon a violation of any part of this Section 6, the Company shall be entitled to immediate injunctive relief (or other equitable relief) from any court with proper jurisdiction and may obtain a temporary order restraining any further violation.  In addition, upon a material breach by the Executive of any part of this Section 6, without limiting any other remedies available to the Company, the Company will not have any obligation to pay or provide the Severance Payments, the Enhanced Severance Payment, the COBRA Payments, and the Enhanced COBRA Payments, as applicable. No bond or other security shall be required in obtaining such equitable relief, and the Executive hereby consents to the issuance of such equitable relief.  Nothing in this Section 6(h) shall be deemed to limit the Company's remedies at law or in equity for any breach by the Executive of any of the parts of this Section 6 which may be pursued or availed of by the Company.

(j)Company Policies.  (i) The Executive agrees to comply with the terms of the Company's policies and practices, including the Company's Employee Handbook, as it exists from time to time, and (ii) all amounts payable under this Agreement shall be subject to any compensation recoupment policy adopted by the Company to comply with applicable law or to comport with good corporate governance practices, as determined by the Board in its sole discretion, including, but not limited to, the Executive Incentive Compensation Recoupment Policy, as such policy or policies may be amended from time to time.

7.Miscellaneous.

(a)Notices.  Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally or five (5) days after mailed by registered mail, return receipt requested, to the Executive and the Company at their respective addresses set forth above (or at such other address as a party may specify by notice to the other).

(b)Entire Agreement; Amendment.  This Agreement contains a complete statement of all of the arrangements between the Executive and the Company with respect to the employment of the Executive by the Company and the Executive's compensation for such employment, and supersedes all previous agreements, arrangements and understandings, written or oral, relating thereto other than any existing equity award agreements previously executed by the parties hereto.  Effective as of the Effective Date, this Agreement supersedes and replaces in its entirety the 2010 Agreement, provided that any obligations of the Executive under the 2010 Agreement applicable to the time period before the Effective Date (such as the Executive's obligation to keep certain information confidential) shall survive and remain enforceable.  This Agreement may not be amended except by a written agreement signed by the Company and the Executive.

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The intent of the parties hereto is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to comply with Code Section 409A or to minimize or eliminate any income inclusion and penalties under Code Section 409A (e.g., under any document or operational correction program), the Company and the Executive agree to negotiate in good faith the applicable terms of such amendments and to implement such negotiated amendments, on a prospective and/or retroactive basis, as needed.  Further, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts that are payable under a "nonqualified deferred compensation plan" (as defined in Code Section 409A) that is not exempt from Code Section 409A unless such termination of employment is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "employment termination," "termination of employment," "termination date," "employment termination date," or like term shall mean "separation from service" or the date of the "separation from service," as applicable.

(c)Severability.  In the event that any provision of this Agreement, or the application of any provision to the Executive or the Company, is held to be unlawful or unenforceable by any court or arbitrator, then the remaining portions of this Agreement shall remain in full force and effect and shall not be invalidated or impaired in any manner.

(d)Waiver.  No waiver by any party hereto of any breach of any term or covenant in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.

(e)Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Florida applicable to agreements made and to be performed in Florida, without giving effect to its conflict of laws principles.

(f)Jurisdiction and Venue.  The courts of the State of New York located in New York City and the United States District Court for the Southern District of New York shall have exclusive jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement and the parties agree that such courts are an appropriate venue.

(g)Legal Costs.  If either party commences legal action to enforce any of its or his rights under this Agreement and substantially prevails (as determined by the trier of fact) in that action, then the non-prevailing party shall reimburse the prevailing party for the legal fees and other costs and expenses incurred by the prevailing party in connection with the action, provided that (a) any amount reimbursed to the Executive in any one year will not affect the amount reimbursed to the Executive in any other year, (b) any amount reimbursed to the

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Executive may be made no later than the end of the year following the year in which the underlying expense is incurred, and (c) this right to reimbursement is not subject to liquidation by the Executive for cash or exchange by the Executive for any other benefit.  The Executive's right to reimbursement set forth in the prior sentence is limited to expenses incurred by him during his employment with the Company and during the five-year period immediately thereafter.  No damages or other amounts owing to the Executive hereunder shall be reduced by any earnings from any subsequent employment.

(h)Section 280G.  Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change of Control or the Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the "280G Payments") constitute "parachute payments" within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), the Company shall either (i) reduce (but not below zero) such payments or benefits received or to be received by the Executive so that the aggregate present value of the payments and benefits received by the Executive is $1.00 less than the amount which would otherwise cause the Executive to incur an Excise Tax, or (ii) be paid in full, whichever results in the greatest net after-tax payment to the Executive.  All calculations and determinations under this Section 7(h) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the "Tax Counsel") whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 7(h), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 7(h). The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

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IN WITNESS WHEREOF, the parties hereto have executed this document as of the 26th day of February, 2019 to be effective as of the Effective Date.

ORBCOMM Inc.

By:	/s/ Christian Le Brun	/s/ Marc Eisenberg
Name:	Christian Le Brun	Marc Eisenberg
Title:	Executive Vice President, General Counsel and Secretary

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EXHIBIT A -- GENERAL RELEASE

FOR AND IN CONSIDERATION OF the severance benefits set forth in the employment agreement (the "Employment Agreement") to which this General Release is attached, I, Marc Eisenberg, agree, on behalf of myself, my heirs, executors, administrators, and assigns, except as otherwise provided in this General Release, to release and discharge ORBCOMM Inc. (the "Company"), and its current and former officers, directors, employees, agents, owners, subsidiaries, divisions, affiliates, parents, successors, and assigns (the "Released Parties") from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever ("Losses") which I, my heirs, executors, administrators, and assigns have, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including without limitation, my Employment Agreement, my employment by the Company and the cessation thereof, and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the National Labor Relations Act of 1935, as amended, 29 U.S.C. §§ 151 et seq., the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the "ADEA"), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, as amended, 42 U.S.C. §§ 2000ff et seq., the Equal Pay Act of 1963 as amended, 29 U.S.C. §§ 206 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the Civil Rights Act of 1991, as amended, the Uniform Services Employment and Reemployment Rights Act, as amended, the Immigration Reform and Control Act, as amended, the Virginia Human Rights Act, as amended, Va. Code Ann. §§ 2.1-714 et seq., the Virginia Persons with Disabilities Act, as amended, Va. Code Ann. §§ 51.5-1 et seq., the New Jersey Law Against Discrimination, as amended, N.J. Stat. Ann. §§ 10:5-1 et seq., the New Jersey Conscientious Employee Protection Act, as amended, N.J. Stat. Ann. §§ 34:19-8 et seq., the Florida Civil Rights Act, as amended, Fla. Stat. §§ 760.01-11 et seq., the Florida Whistleblower Protection Act, as amended, Fla. Stat. §§ 448.101-105 et seq., the Florida Workers' Compensation Law Retaliation provision, as amended, Fla. Stat. § 440.205 et seq., the Florida Wage Discrimination Law, as amended, the Florida Minimum Wage Act, as amended, Fla. Stat. § 448.110, et seq., the Florida Equal Pay Law, as amended, the Florida Omnibus AIDS Act of 1988, as amended, Fla. Stat. § 381.004, et seq., the Florida Discrimination on the Basis of Sickle Cell Trait Law, as amended, the Florida OSHA, the Florida Constitution, as amended, Fla. Const. art. X, § 24, et seq., the Florida Fair Housing Act, as amended, Fla. Stat. §§ 760.20-37 et seq., any federal, state, or local "whistleblower" law, and any other equivalent federal, state, or local statute; provided that I do not release or discharge the Released Parties (1) from any Losses arising under the ADEA which arise after the date on which I execute this General Release, or (2) from any rights that I may have to be indemnified by the Company for any acts or omissions by me made in the course of my role as an officer and employee of the Company.  It is understood that nothing in this General Release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to me, any such wrongdoing being expressly denied.

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I acknowledge and agree to abide by the continuing obligations set forth in Section 6 of the Employment Agreement; provided that I  (or my attorney) will be permitted to respond to any inquiry about the Employment Agreement or its underlying facts and circumstances by the Securities and Exchange Commission ("SEC"), the Financial Industry Regulatory Authority ("FINRA"), any other self-regulatory organization or governmental entity, and to make other disclosures that are protected under the whistleblower provisions of federal law or regulation, without the prior authorization of the Company to make any such reports or disclosures and without any requirement to notify the Company that I have made such reports or disclosures; provided that I shall not receive any recovery of funds under such whistleblower provisions.

I represent and warrant that I fully understand the terms of this General Release, that I have had the benefit of advice of counsel or have knowingly waived such advice, and that I knowingly and voluntarily, of my own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and sign the same as my own free act.  I understand that as a result of executing this General Release, I will not have the right to assert that the Company violated any of my rights in connection with my Employment Agreement, my employment, or with the termination of such employment.

I affirm that I have not filed, and agree, to the maximum extent permitted by law, not to initiate or cause to be initiated on my behalf, any complaint, charge, claim, or proceeding against the Released Parties before any federal, state, or local agency, court, or other body relating to my employment agreement, my employment, or the cessation thereof, and agree not to voluntarily participate in such a proceeding.  Notwithstanding the prior sentence, to the extent that applicable law does not permit me to waive my right to file such a complaint, charge, or claim, I hereby waive my right to, and agree, to the maximum extent permitted by law, not to, seek, receive, collect, or benefit from any monetary or other compensatory settlement, award, judgment, or other resolution (including a resolution that would otherwise provide for my reinstatement to employment) of any complaint, charge, or claim that any agency or other body pursues against any of the Released Parties, whether pursued solely on my behalf or on behalf of a greater class of individuals.  However, nothing in this General Release shall preclude or prevent me from filing a claim with the Equal Employment Opportunity Commission that challenges the validity of this General Release solely with respect to my waiver of any Losses arising under the ADEA.

I acknowledge that I have twenty-one (21) days in which to consider whether to execute this General Release.  I understand that I may waive such 21-day consideration period.  I understand that upon my execution of this General Release, I will have seven (7) days after such execution in which I may revoke my execution of this General Release.  In the event of revocation, I must present written notice of such revocation to the General Counsel at the Company by delivering such written notice to him at __________________________________. If seven (7) days pass without receipt of such written notice of revocation, this General Release shall become binding and effective on the eighth day (the "Release Effective

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Date").  This General Release shall be governed by the laws of the State of Florida without giving effect to its conflict of laws principles.

Marc Eisenberg		Date

STATE OF	)	ss.:
COUNTY OF	)

On the ___ day of ___________________ in the year 20__, before me, the undersigned, personally appeared MARC EISENBERG, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument he executed such instrument, and that such individual made such appearance before the undersigned.

Notary Public

16

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